Exhibit 5.1

[LETTERHEAD]

October 10, 2007

The Board of Directors
LG HOLDING CORPORATION
3413 S Ammons Street #22-6
Lakewood, CO 80227

               Re:    Registration Statement on Form SB-2
                        LG HOLDING CORPORATION,
common stock, par value $0.001 per share

Lady and Gentleman:

         We are acting as counsel for LG HOLDING CORPORATION., a Colorado corporation (the"Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement"), as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on Ocrober 10, 2007 for the registration by certain selling shareholders of 63,100 shares of common stock, $0.001 par value, of the Company (the "Shares").

         In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

         The Shares to be registered as covered by the Registration Statement, when sold in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ David Wagner & Associates, P.C.
DAVID WAGNER & ASSOCIATES, P.C.